UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/08/2005

WARREN RESOURCES, INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-33275

MD	11-3024080
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

489 Fifth Avenue, 32nd Floor, New York, NY 10017
(Address of Principal Executive Offices, Including Zip Code)

(212) 697-9660
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 17, 2005, the Board of Directors of Warren Resources, Inc. (the "Company") elected Leonard A. DeCecchis to serve as a director of the Company, effective September 8, 2005.

Mr. DeCecchis, age 56, previously served as the Executive Vice President and Chief Financial Officer of Prestone Products Corporation and a member of its board of directors. Mr. DeCecchis retired from Prestone Products Corporation in June 1999 and has been an investor in real estate and numerous business ventures since that time. In 1994, Mr. DeCecchis participated in a management buyout of Prestone antifreeze and other car care products from First Brands Corporation, a NYSE company. The new Prestone management team was successful in growing sales and doubling operating income within three years. In 1997, the company was sold to Allied Signal Corporation yielding a substantial return on investment to the management investors.

From 1986 to 1994, Mr. DeCecchis was Vice President and Treasurer of First Brands Corporation, which had also been a management buyout of the automotive and home products divisions of Union Carbide Corporation. Mr. DeCecchis joined Union Carbide in 1974 and held numerous positions in auditing, treasury and financial reporting. In 1971 Mr. DeCecchis began his career at Peat Marwick Mitchell & Co.

Mr. DeCecchis received a Bachelor's degree from Pace University in 1971 and a Master of Business Administration from Fordham University in 1979. He is a Certified Public Accountant in New York.

Mr. DeCecchis will serve on the Audit Committee of the Board of Directors. There are no relationships or transactions between Mr. DeCecchis and the Company related or giving rise to his election.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1 - Press Release dated September 8, 2005.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

WARREN RESOURCES, INC

Date: September 08, 2005.	By:	/s/ Norman F. Swanton
Norman F. Swanton
Chairman & Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated September 8, 2005